Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-56904, 333-106852, 333-166393, 333-181638, and 333-196423 on Form S-8 and Nos. 333-180946, 333-195847, and 333-197298 on Form S-3 of Westmoreland Coal Company, of our reports dated March 6, 2015, with respect to the consolidated financial statements and schedule of Westmoreland Coal Company and subsidiaries, and the effectiveness of internal control over financial reporting of Westmoreland Coal Company and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ ERNST & YOUNG LLP

Denver, Colorado
March 6, 2015